November 21 , 2025

Professionally Managed Portfolios on behalf of its series, Pabrai Wagons Fund
Professionally Managed Portfolios on behalf of its series, Pabrai Wagons ETF
615 East Michigan Street
Milwaukee, Wisconsin 53202

Re: Reorganization of Pabrai Wagons Fund into Pabrai Wagons ETF

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.
Parties to the Transaction
Pabrai Wagons Fund, a series of Professionally Managed Portfolios, a Delaware statutory trust, is herein referred to as the “Target Fund.”
Pabrai Wagons ETF, also a series of Professionally Managed Portfolios, is herein referred to as the “Acquiring Fund.”
Description of Proposed Transaction
In the proposed transaction (the “Reorganization”), the Acquiring Fund will acquire all of the assets of the Target Fund in exchange for a number of shares of the Acquiring Fund equal to the number of shares of the Target Fund outstanding at the closing and the assumption of all of the liabilities of the Target Fund. The Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in the Target Fund, in complete redemption of all outstanding shares of the Target Fund, and promptly thereafter will proceed to dissolve.
Scope of Review and Assumptions
In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization among Professionally Managed Portfolios with respect to the Acquiring Fund the Target Fund and the Target Fund, dated as of [date] (the “Reorganization Agreement”), a form of which is enclosed as an exhibit to the prospectus/proxy statement (“Proxy Statement”) filed on [date], which describes the proposed transaction, and on the information provided in such Proxy Statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the Reorganization will be carried out in accordance with the Reorganization Agreement.
Representations
Written representations have been made to us by the appropriate officers of the Target Fund and the Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Professionally Managed Portfolios on behalf of Pabrai Wagons Fund and Pabrai Wagons ETF
November 21 , 2025

Opinions
Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:
(i)    The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
(ii)    No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for any gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.
(iii)    No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of all of the liabilities of the Target Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.
(iv)    No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) of the Target Fund pursuant to Section 361(c)(1) of the Code.
(v)    The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer of such assets, increased by the amount of gain, or decreased by the amount of loss, if any, recognized by the Target Fund on the transfer pursuant to Section 362(b) of the Code.
(vi)    The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code, other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset.
(vii)    No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares) pursuant to Section 354(a) of the Code.
(viii)    The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (as adjusted for amounts allocable to cash received in lieu of any fractional shares) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(ix)    The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

Professionally Managed Portfolios on behalf of Pabrai Wagons Fund and Pabrai Wagons ETF
November 21 , 2025

(x)    The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code.
(xi)    The consummation of the Reorganization will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Reorganization and the part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.
No opinion will be expressed as to (1) the effect of the Reorganization on the Target Fund, the Acquiring Fund or any shareholder of the Target Fund with respect to any (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognize upon the transfer of an asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local, or foreign tax issues of any kind.
The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the use of this opinion as an exhibit to the Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SULLIVAN & WORCESTER LLP